Exhibit 10.4

Share Purchase Agreement

THIS AGREEMENT made as of July 21, 2003

BETWEEN:

DANIEL REITZIK, an individual resident of the Province of British Columbia whose address is Suite 003, 633 West 8th Avenue, Vancouver, BC, V5Z 1C3

OF THE FIRST PART

AND:

JASON JASPAR, an individual resident of the Province of British Columbia whose address is 230 East 37th Avenue, Vancouver, BC, V5W 1E6

OF THE SECOND PART

AND:

ROBERT SKOKO, an individual resident of the Province of British Columbia whose address is 8818 Erin Avenue, Burnaby, BC, V3N 4E9

OF THE THIRD PART

AND:

MURRAY SMITH, an individual resident of the Province of British Columbia whose address is 6050 Granville Street, Vancouver, BC, V6M 3E1

OF THE FOURTH PART

AND:

CHRIS SARGENT, an individual resident of the Province of British Columbia whose address is Penthouse 8 - 1688 Robson Street, Vancouver, BC, V6G 1C7

OF THE FIFTH PART

AND:

MONTY REITZIK, an individual resident of the Province of British Columbia whose address is 2095 26th Street, West Vancouver, BC, V7V 4K5

OF THE SIXTH PART

AND:

GEORGE and SOPHIE SPURR, individual residents of the Province of British Columbia whose address is 7378 Granville Street, Vancouver, BC, V6P 4Y2

OF THE SEVENTH PART

AND:

ROBERT FOO, an individual resident of the Province of British Columbia whose address is 4138 Staulo Crescent, Vancouver, BC, V6N 3S2

OF THE EIGHTH PART

AND:

JAN DRAKE, an individual resident of the State of Washington whose address is Suite 211 - 1119 1st Avenue, Seattle, WA 98101

OF THE NINTH PART

AND:

EDDI SPONZA, an individual resident of the Province of British Columbia whose address is 1010 Moody Avenue, North Vancouver, BC, V7L 4W7

OF THE TENTH PART

AND:

JON PETERS, an individual resident of the Province of British Columbia whose address is 800 - 885 Dunsmuir Street, Vancouver, BC, V6C 1N5

OF THE ELEVENTH PART

AND:

RAYMOND MOL, an individual resident of the Province of British Columbia whose address is 9035 - 162A Street, Surrey, BC V4N 3L6

OF THE TWELFTH PART

AND:

MEGAN MCKENZIE, an individual resident of the Province of British Columbia whose address is 2326 - 137th Street, Surrey, BC V4A 9V1

OF THE THIRTEENTH PART

AND:

JENNIFER MCKENZIE, an individual resident of the Province of British Columbia whose address is 2326 - 137th Street, Surrey, BC V4A 9V1

OF THE FOURTEENTH PART

AND:

LOUISE SHAW, an individual resident of the Province of British Columbia whose address is 1881 - 136A Street, Surrey, BC V4A 9E9

OF THE FIFTEENTH PART

AND:

DEBRA MOL, an individual resident of the Province of British Columbia whose address is 9035 - 162A Street, Surrey, BC V4N 3L6

OF THE SIXTEENTH PART

AND:

CARMOL BUSINESS MANAGEMENT LTD., a company incorporated pursuant to the laws of British Columbia, having an address at #58, 10038 - 150th Street, Surrey, BC V3R 0M8

OF THE SEVENTEENTH PART

AND:

CONQUEST CONSULTING INC., a company incorporated pursuant to the laws of Bahamas, having an address at P.O. Box 1350, Hamilton, Bermuda HMNX

OF THE EIGHTEENTH PART

(Daniel Reitzik, Jason Jaspar, Robert Skoko, Joseph Lewis, Murray Smith, Chris Sargent, Monty Reitzik, George and Sophie Spurr, Robert Foo, Jan Drake, Eddi Sponza, Jon Peters, Raymond Mol, Debra Mol, Wendy Fuller, Carmol Business Management Ltd., Megan McKenzie, Jennifer McKenzie, Louise Shaw and Conquest Consultants Inc. are hereinafter referred to collectively as the "Vendors")

AND:

OCEAN VENTURES INC., an Alberta corporation whose address is Suite 110, 10851 Shellbridge Way, Richmond, B.C. V6X 2W8

(the "Purchaser")

OF THE TWENTIETH PART

Background

A. The Vendors are the registered and beneficial owners of all the issued and outstanding securities in the capital of Digital Youth Network Inc. (the "Company"), each of them owning the number of common shares or other securities in the Company shown in Section 4.6(a) of this Agreement (collectively, the "Shares").

B. The Vendors have agreed to sell and the Purchaser has agreed to purchase all of the Shares on the terms and conditions contained in this Agreement.

Terms of Agreement

In consideration of the premises and the covenants and agreements contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree with each other as follows:

1. DEFINITIONS

In this Agreement:

(a) "Audited Financial Statements" means the audited financial statements of the Company to be prepared after the Closing Date for filing as an attachment to the Form 8-K within 60 days following the filing of the Form 8-K;

(b) "Bonus Shares" shall have the meaning set forth in Section 8.2 of this Agreement;

(c) "Business" means the business of distributing wireless telecommunication handsets and the sale of advertising over wireless and other media, and such other business as the Company may undertake from time to time;

(d) "C$" means Canadian dollars;

(e) "Cancellation Date" means the date that is 120 days after the Closing Date;

(f) "Closing Date" means July 24, 2003 or such other date as may be mutually agreed upon by the parties;

(g) "Convertible Debenture" means either or both, as the context may require, of:

(i) the Convertible Debenture given by the Company to Joseph Lewis dated March 25, 2003, in the original principal amount of $25,000; and

(ii) the Convertible Debenture given by the Company to the Purchaser dated April 28, 2003, in the original principal amount of $100,000 (Cdn);

(h) "Employees" means Daniel Reitzik, Jason Jasper, Robert Skoko and Jan Drake;

(i) "Financial Statements" means the unaudited financial statements of the Company attached to this Agreement for the period from inception and ending May 31, 2003;

(j) "Financing" means the equity private placement described in Section 6.6 of this Agreement;

(k) "Form 8-K" means the Form 8-K Current Report to be filed by Purchaser with the SEC within 15 days following the completion of the transactions contemplated by this Agreement;

(l) "Indemnity Fund" has the meaning set forth in Section 19.1 hereof;

(m) "Indemnity Shares" has the meaning set forth in Section 19.1 hereof;

(n) "Losses" means any and all liabilities, demands, claims, suits, actions, judgments, causes of action, assessments, damages, fines, fees, taxes, penalties, amounts paid in settlement, deficiencies, losses and expenses, including interest, expenses of investigation, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation, defence or settlement (or preparation of any of the foregoing) of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise);

(o) "OCV Shares" means the 2,674,252 restricted common shares in the capital of the Purchaser to be issued to the Vendors at Closing (at a deemed value of U.S.$0.25 per OCV Share) in exchange for the Shares pursuant to Section 3.1 of this Agreement;

(p) "Permitted Encumbrance" means

(i) a first priority lien in favour of Joseph Lewis pursuant to the Share Pledge Agreements dated March 25, 2003, between Mr. Lewis, as lender, and each of Daniel Reitzik, Jason Jaspar and Robert Skoko, as pledgor; and

(ii) a second priority lien in favour of the Purchaser pursuant to the Share Pledge Agreements dated April 28, 2003, between the Purchaser, as lender, and each of Daniel Reitzik, Jason Jaspar and Robert Skoko, as pledgor;

(q) "Purchaser's Closing Certificate" means the instrument in the form attached as Schedule 2 to be executed and delivered by the Purchaser to the Vendors under Section 10.1(e);

(r) "SEC" means the U.S. Securities and Exchange Commission;

(s) "Shares" means all of the issued and outstanding securities of the Company on the Closing Date, including all shares, options, warrants, debentures and similar instruments;

(t) "Share Purchase Warrant" means a non-transferable share purchase warrant issued by the Purchaser at closing that will entitle the holder to purchase one common share in the capital of the Purchaser for a purchase price of $0.25 (US) for a period of one (1) year after the Closing Date, and "Share Purchase Warrants" means every Share Purchase Warrant;

(u) "Time of Closing" means 9:00 a.m. on the Closing Date; and

(v) "Vendor's Closing Certificate" means the instrument in the form attached as Schedule 3 to be executed and delivered by the Vendors to the Purchaser under Section 9.1(g);

2. SCHEDULES

The following schedules are attached to and incorporated in this Agreement by reference and deemed to be part of this Agreement:

Schedule 1 - Financial Statements 4.2(b))

Schedule 2 - Purchaser's Closing Certificate (1(q), 10.1(e)))

Schedule 3 - Vendors' Closing Certificate (1(v), 9.1(g))

Schedule 4 - Articles of Continuance of the Company (4.1(f))

Schedule 5 - Material Assets, Contracts and Agreements (4.3(a), 4.3(b), 4.4(a), 4.4(b), 4.5(b))

Schedule 6 - Leases (4.3(a), 4.3(c), 4.4(b))

Schedule 7 - Employees (4.4(b), 4.4(d))

Schedule 8 - Pro-Forma Financial Goals (Section 8.2)

Schedule 9 - Licenses and Permits (4.3(a), 4.4(a), 4.4(b), 4.5(h))

Schedule 10 - Employment Contracts between the Company and the Employees (8.1, 9.1(d), 10.(c))

3. PURCHASE AND SALE

3.1 Purchase and Sale

Subject to the terms and conditions of this Agreement and based on the representations and warranties of the Vendors set forth in this Agreement, on the Closing Date all of the Vendors will sell, assign and transfer to the Purchaser and the Purchaser will purchase from all, but not less than all, of the Vendors all, but not less than all, of the Shares in exchange for 2,674,252 common shares in the capital of the Purchaser (the "OCV Shares') and 100,000 Share Purchase Warrants. The OCV Shares and the Share Purchase Warrants will be distributed to the Vendors as follows:

(a)	Daniel Reitzik:	750,000 OCV Shares
(b)	Jason Jaspar:	250,000 OCV Shares
(c)	Robert Skoko:	250,000 OCV Shares
(d)	Murray Smith:	75,000 OCV Shares
(e)	Chris Sargent:	50,000 OCV Shares
(f)	7 Monty Reitzik:	125,000 OCV Shares
(g)	George and Sophie Spurr:	150,000 OCV Shares
(h)	Robert Foo:	5,000 OCV Shares
(i)	Jan Drake:	96,965 OCV Shares
(j)	Eddi Sponza:	50,000 OCV Shares
(k)	Raymond Mol:	265,166 OCV Shares
(l)	Debra Mol:	100,000 OCV Shares
(m)	Carmol Business Management Ltd.:	100,000 OCV Shares
(n)	Louise Shaw:	58,146 OCV Shares
(o)	Megan McKenzie:	29,073 OCV Shares
(p)	Jennifer McKenzie:	29,073 OCV Shares
(q)	Conquest Consulting Inc.:	290,729 OCV Shares
(r)	Jon Peters:	100,000 Share Purchase Warrants

3.2 Exchange Agent

The Vendors hereby appoint Clark, Wilson as their agent (the "Exchange Agent") for the purpose of exchanging certificates representing the Shares for the OCV Shares or Share Purchase Warrants at the Closing. The Vendors will deliver the certificates representing the Shares to the Exchange Agent at the Closing.

3.3 OCV Shares Not Registered

The Vendors acknowledge that the OCV Shares, the Share Purchase Warrants and any shares to be issued upon exercise of the Share Purchase Warrants have not been and will not be registered or qualified under federal, state ("Blue Sky") or provincial securities laws of any jurisdiction and are being issued pursuant to exemptions from registration contained in the Securities Act (British Columbia) (the "B.C. Securities Act") and the United States Securities Act of 1933, as amended (the "1933 Act"). Neither the OCV Shares nor the Share Purchase Warrants may be offered or sold in any jurisdiction unless in accordance with the restrictions on sale and resale prescribed under applicable laws, rules and regulations, all of which may vary depending on the jurisdiction.

The Vendors acknowledge that the OCV Shares and Share Purchase Warrants will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed of, except pursuant to an effective registration statement under the 1933 Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with applicable state and provincial securities laws.

3.4 Reporting Issuer

The Purchaser is a "reporting issuer" as defined in the B.C. Securities Act and as a consequence the OCV Shares and the Share Purchase Warrants are restricted from transfer and may only be sold by residents of the Province of British Columbia in accordance with the rules and regulations of the B.C. Securities Act.

3.5 Cancellation

If:

(a) on or before the Cancellation Date, the net proceeds of the Financing received by the Purchaser is less than C$350,000, fifty percent (50%) of the OCV Shares (but none of the Indemnity Shares) issued to each Vendor shall be automatically cancelled on the Cancellation Date;

(b) on or before the Cancellation Date, the net proceeds of the Financing received by the Purchaser is more than C$350,000 but less than C$400,000, twenty-five percent (25%) of the OCV Shares (but none of the Indemnity Shares) issued to each Vendor shall be automatically cancelled on the Cancellation Date;

(c) on or before the Cancellation Date, the net proceeds of the Financing received by the Purchaser is more than C$400,000 but less than C$500,000 twelve and one-half percent (12.5%) of the OCV Shares (but none of the Indemnity Shares) issued to each Vendor shall be automatically cancelled on the Cancellation Date.

3.6 Indemnity Fund

All of the OCV Shares shall be placed in and shall be subject to the terms of the Indemnity Fund established pursuant to Section 19 of this Agreement.

3.7 Restrictions on Resale

In addition to any hold periods required by applicable law, rule and regulation, fifty percent (50%) of the total number of OCV Shares issued to each Vendor shall be subject to an absolute prohibition against transfer for a period of time commencing on the Effective Date and expiring on the second anniversary of the Effective Date. All of the Share Purchase Warrants shall be non-transferable.

3.8 Legends

The certificates evidencing the OCV Shares and the Share Purchase Warrants will bear the following legends:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 ACT (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE

SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE ISSUER'S RIGHT TO CANCEL, CERTAIN CONTRACTUAL HOLD PERIODS AND RESTRICTIONS ON TRANSFER CONTAINED IN A SHARE PURCHASE AGREEMENT DATED JULY 21, 2003, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THESE CONTRACTUAL RIGHTS AND RESTRICTIONS DO NOT EXPIRE UNTIL JULY 21, 2005.

3.9 Shares Fully Paid And Non-Assessable

The OCV Shares will be issued from the treasury of the Purchaser as fully paid and non-assessable shares and shall be free and clear of all liens, charges and encumbrances, except as set forth herein.

3.10 Tax and Accounting Consequences

It is intended by the parties hereto that the share exchange pursuant to which the OCV Shares will be issued shall constitute a tax-deferred rollover pursuant to Section 85(1) of the Income Tax Act (Canada) (the "ITA"). Each party will consult separately with its own tax advisors and accountants with respect to the tax and accounting consequences of the transactions contemplated in this Agreement. In this regard:

(a) The Vendors and the Purchaser agree to duly make and file the form of election prescribed by subsection 85(1) of the ITA and for the purposes of this election agree to fix the "Agreed Amount" at the amount that is the adjusted cost base of the Shares as that amount is calculated and defined for the purposes of the ITA, the best estimate of which amount is:

(i)	for Daniel Reitzik:	C$0.05
(ii)	for Robert Skoko:	C$0.05
(iii)	for Jason Jaspar:	C$0.05
(iv)	for Murray Smith:	C$0.05
(v)	for Chris Sargent:	C$0.05
(vi)	for Monty Reitzik:	C$0.05
(vii)	for George and Sophie Spurr:	100,000 shares @C$0.25, 500,000 shares @C$0.05
(viii)	for Robert Foo:	C$0.10
(ix)	for Jon Peters:	C$0.059
(x)	for Jan Drake:	C$0.10
(xi)	10 for Eddi Sponza:	C$0.05
(xii)	for Raymond Mol:	C$0.08.8
(xiii)	for Megan McKenzie:	C$0.08.8
(xiv)	for Jennifer McKenzie:	C$0.08.8
(xv)	for Louise Shaw:	C$0.08.8
(xvi)	for Debra Mol:	C$0.08.8
(xvii)	for Carmol Business Management Ltd.:	C$0.08.8
(xviii)	for Conquest Consulting Inc.:	C$0.08.8

(b) the Vendors and the Purchaser agree that, in the event the Minister of National Revenue assesses or reassesses (from time to time) on the basis that the adjusted cost base to the Vendors of the Shares was other than as filed pursuant to this Agreement, then upon the adjusted cost base to the Vendors of the Shares being finally determined:

(i) by the agreement of the Vendors and Purchaser with the Minister of National Revenue if they do so agree; or

(ii) by final determination by a court of competent jurisdiction if they do not,

then the amount thus found to have been the adjusted cost base to the Vendors of the Shares shall be deemed conclusively always to have been the amount that was to be elected and the Vendors and the Purchaser shall take all such reasonable steps to reflect that the proceeds of disposition in the form of election called for be amended to reflect that change, including, without restricting the generality of the foregoing, the making of the form of election called for under Section 85(7.1) or any other provision available under the ITA. If the adjusted cost base is re-determined and deemed to have been the amount that was elected as set forth above, then the Vendors and the Purchaser agree that the number of OCV Shares issued shall be deemed conclusively always to have been such re-determined amount and the Vendors and the Purchaser shall take all such reasonable steps to give effect to the same.

(c) the Vendors and the Purchaser agree that the transactions contemplated herein are to be structured so that for income tax purposes the Vendors are not required to include an amount in income not otherwise subject to income tax.

(d) the Vendors and the Purchaser agree and confirm that for purposes of the price adjustment mechanism set out herein, they will mutually avail themselves of any one or more of the provisions of the ITA which enable an amendment of an election under the ITA, including, without limiting the generality of the foregoing, subsections 85(7), 85(7.1), and 220(3.2).

4. VENDORS' REPRESENTATIONS AND WARRANTIES

In order to induce the Purchaser to enter into and consummate this Agreement, Daniel Reitzik, Jason Jaspar, Robert Skoko, Jan Drake and Murray Smith do hereby jointly and severally represent and warrant to the Purchaser as follows:

4.1 Corporate and Share Representations

(a) the Company is a company duly incorporated under the federal laws of Canada and has been Extra-Provincially registered under the Company Act in British Columbia, is not a reporting company and is a valid and subsisting company in good standing with respect to the filing of its federal annual return (Form 22) with Corporations Canada;

(b) the Company has the corporate power to own the assets owned by it and to carry on the Business.

(c) the authorized capital of the Company consists of an unlimited number of common shares without par value, and the shares listed in Section 4.6(a) are the only shares of the Company issued and outstanding.

(d) except for the Convertible Debentures, no person, firm or corporation has any agreement or option, or any right capable of becoming an agreement, to purchase or otherwise acquire any shares or other securities in the capital of the Company;

(e) the shares listed in Section 4.6(a) are validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company.

(f) the Articles of Continuation and By-laws of the Company are as attached in Schedule 4.

(g) the directors and officers of the Company are as follows:

Name	Position(s)
Daniel Reitzik	Director, chairman of the Board, President
Jason Jaspar	Director, Secretary
Robert Skoko	Director

(h) the corporate records of the Company, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of the Company have been promptly and properly recorded in its books or filed with its records;

(i) Schedule 5 contains a list of the Company's assets that have a value of at least One Thousand Dollars (the "Assets"), and the Company has good and marketable title thereto, and all Assets are free and clear of any Liens except for the Permitted Encumbrance;

4.2 Financial and Tax Representations

(a) the Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied, are true and correct in every material respect and present fairly the assets, liabilities and financial position of the Company as at May 31, 2003 and the results of its operations to that date, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year.

(b) There are no liabilities, contingent or otherwise, of the Company which are not disclosed or reflected in the Financial Statements except those incurred in the ordinary course of business and the Company has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation. There are no liabilities of any other party capable of creating a lien, claim, encumbrance or charge on any of the assets of the Company.

(c) The Company is not indebted to the Vendors or any of them or any affiliate, director, officer or employee of the Company except as shown on the Financial Statements.

(d) Neither the Vendors nor any of them, nor any affiliate, officer, director or employee of the Company is now indebted or under obligation to the Company on any account.

(e) Since May 31, 2003, no dividend or other distribution on any shares in the capital of the Company has been made, declared or authorized and the Company has neither purchased nor redeemed nor agreed to purchase or redeem any of the Shares.

(f) No payment of any kind has been made or authorized since May 31, 2003 to or on behalf of the Vendors or to or on behalf of officers, directors or shareholders of the Company. Since May 31, 2003 the Company has not paid or agreed to pay any compensation, pension, bonus, share of profits or other benefit to, or for the benefit of, any employee, director or officer of the Company except in the ordinary course of business and has not increased or agreed to increase the compensation of any director, officer or management employee.

(g) Since May 31, 2003:

(i) there has not been any material adverse change in the financial position or condition of the Company or any damage, loss or other material adverse change in circumstances affecting the Business or assets of the Company or its right or capacity to carry on business;

(ii) the Company has not waived or surrendered any right of material value;

(iii) the Company has not discharged or satisfied or paid any lien, claim, charge, encumbrance or obligation or liability except in the ordinary course of business;

(iv) the Business has been carried on in the ordinary course; and

(v) no capital expenditures in excess of $10,000 have been authorized or made.

(h) All material transactions of the Company have been promptly and properly recorded or filed in or with its respective books and records. The minute books of the Company contain records of all the meetings and proceedings of shareholders and directors of the Company.

(i) The Company has not filed any tax returns, but all taxes and other government charges have been paid or accrued and there will be no unpaid taxes or government charges in respect of the period ending July 15, 2003, except for payroll tax remittances for the month of June, 2003.

(j) The Company has not been assessed for federal or provincial taxes.

(k) Adequate provision has been made for taxes payable for each current period for which tax returns are not yet required to be filed, and there are no waivers or other arrangements providing for an extension of time for the filing of any tax return, or payment of any tax, government charge or deficiency, by the Company.

(l) The Company has made all elections required to be made under the ITA in connection with any distributions by the Company and all such elections were true and correct.

(m) Under the ITA and the Income Tax Act of British Columbia, the Company has been since its incorporation and is now a Canadian-controlled private corporation.

(n) The Company has not before the date of this Agreement:

(i) acquired any asset from a person with whom it was not dealing at arm's length; or

(ii) disposed of anything to a person with whom the Company was not dealing at arm's length for proceeds less than the fair market value.

4.3 Property Representations

(a) Except for the Leases described in Schedule 7 and the Licences and Permits described in Schedule 10, the Company has good and marketable title to all of its assets and in particular the assets described in Schedule 6, subject to no mortgage, pledge, deed of trust, lien, claim, encumbrance or charge and all of such assets are in good order and repair.

(b) All equipment listed in Schedule 6, including computers, machinery and vehicles, was purchased new, since purchase has been maintained in a manner recommended by the manufacturers and installers, and is in good operating condition and in a state of good maintenance and repair.

(c) The Company has good leasehold title to the land and equipment held by it under the Leases described in Schedule 7, subject to no mortgage, pledge, deed of trust, lien, claim, encumbrance or charge, has not made any default in the performance of the terms of the Leases that would entitle any of the lessors to terminate any of the Leases or would render the Company liable in damages and has not assigned or encumbered any such Leases.

4.4 Contractual Representations

(a) The Contracts described in Schedule 5 and the Licences and Permits described in Schedule 6 are all in good standing and in full force and effect and the Vendors are not aware of any default by the Company or any other party to any such Contracts, Licenses and Permits.

(b) The Company does not have any pension plan, profit sharing plan, bonus plan, group insurance or similar plan, or material contract, agreement, undertaking or arrangement, whether oral, written or implied, with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers or others, except as set out in Schedules 5.

(c) The Company is not a party to any collective agreement with any labour union or other association of employees and no attempt has been made to organize or certify the employees of the Company as a bargaining unit.

(d) The employees of the Company and their current remuneration are described in Schedule 7.

4.5 General Vendor Representations

(a) There is no basis for and there is no action, suit, judgment, investigation or proceeding outstanding or pending or to the knowledge of any of the Vendors threatened against or affecting the Company or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency.

(b) The Company is not in breach of any law, ordinance, statute, regulation, bylaw, order, decree, covenant, restriction, plan or permit to which it is subject or which applies to it and the uses to which the assets of the Company have been put are not in breach of any law, ordinance, statute, regulation, bylaw, order, decree, covenant, restriction, plan or permit, including those regulating the discharge of material into the environment and the storage, treatment and disposal of waste or otherwise relating to the protection of the environment and the health and safety of persons. For greater certainty, the assets of the Company have not been used in a manner which does or will give rise to any obligation of restoration or removal or any liability for the costs of restoration or removal or for the payment of damages to any third party.

(c) The Company carries on the Business in British Columbia and Ontario and does not carry on business in any other place.

(d) The Company has not experienced nor is it or any of the Vendors aware of any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the Business or the results of the Company's operations.

(e) Neither the making of this Agreement, the completion of the transactions contemplated by it, nor the performance of or compliance with its terms will violate the Memorandum or Articles of the Company or any agreement to which any Vendor or the Company is a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by the Company and will not result in the creation or imposition of any lien, claim, encumbrance, charge or restriction of any nature in favour of a third party upon or against the assets of the Company or the Shares or the violation of any law or regulation of Canada or of any province or territory of Canada, any municipal bylaw, regulation or ordinance or any order or decree of any court or tribunal to which any Vendor or the Company is subject which could materially affect the

Business or the Company or prevent the due and valid transfer of the Shares as provided in this Agreement.

(f) The Company maintains such insurance against loss or damage to its assets and with respect to public liability as is reasonably prudent for a company such as the Company.

(g) The Company does not own, directly or indirectly, any shares or interests in any other company or firm.

(h) Schedule 9 contains all Licences and Permits (including operating authorities) required for carrying on the Business in the manner in which it has heretofore been carried on and all such Licences and Permits are in good standing.

4.6 All of the Vendors do hereby severally represent and warrant to the Purchaser that:

(a) He or she owns the number of Shares set forth next to his or her name below as legal and beneficial owner, free and clear of all liens, claims, charges and encumbrances:

(i)	Daniel Reitzik:	3,000,000 shares
(ii)	Jason Jaspar:	1,000,000 Shares
(iii)	Robert Skoko:	1,000,000 Shares
(iv)	Murray Smith:	300,000 Shares
(v)	Chris Sargent:	200,000 Shares
(vi)	Monty Reitzik:	500,000 Shares
(vii)	George and Sophie Spurr:	600,000 Shares
(viii)	Robert Foo:	20,000 Shares
(ix)	Jan Drake:	387,860 Shares
(x)	Eddi Sponza:	200,000 Shares
(xi)	Jon Peters:	400 Shares
(xii)	Raymond Mol:	1,060,664 Shares
(xiii)	Debra Mol:	400,000 Shares
(xiv)	Carmol Business Management Ltd.:	400,000 Shares
(xv)	Louse Shaw:	232,584 Shares
(xvi)	Megan McKenzie:	116,292 Shares
(xvii)	Jennifer McKenzie:	116,292 Shares
(xviii)	16 Conquest Consulting Inc.:	1,162,916 Shares

(b) S/he has due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to transfer the legal and beneficial title to and ownership of his or her Shares to the Purchaser.

(c) No person, firm or corporation has any agreement or option or any right capable of becoming an agreement to purchase or otherwise acquire his or her Shares or any of the unissued shares or other securities in the capital of the Company.

(d) S/he does not own any assets which are used by the Company or are necessary or useful in the conduct of the Business.

(e) Except as may be expressly disclosed on any of the Schedules to this Agreement, the Company does not owe him or her any money;

(f) Except for Jan Drake, who is a resident of Washington State, s/he is a resident of Canada (as defined in the ITA and the Income Tax Act of British Columbia).

(g) s/he does not have any specific information relating to the Company which is not generally known and which, to his or her knowledge, has not been disclosed to the Purchaser and which if known could reasonably be expected to have a material adverse effect on the value of his/her Shares;

(h) s/he is not aware of any fact which, if known to the Company, would cause the Company's representations and warranties made in this Agreement to be untrue or incorrect.

(i) s/he is not acquiring the OCV Shares as a result of any form of general solicitation or general advertising including advertisements , articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

5. PURCHASER'S REPRESENTATIONS AND WARRANTIES

5. The Purchaser represents and warrants that:

(a) the Purchaser is a corporation duly incorporated under the laws of the Province of Alberta, and has been extraprovincially registered under the Company Act of British Columbia and is a valid and subsisting company in good standing with respect to the filing of annual reports with the Registrar of Corporations;

(b) the Purchaser is a "reporting issuer" under the securities laws of both the Province of Alberta and the Province of British Columbia;

(c) the Purchaser's shares are currently available for quotation on the OTC Bulletin Board;

(d) the corporate records of the Purchaser, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of the Purchaser have been promptly and properly recorded in its books or filed with its records;

(e) the Purchaser is current in all required filings with the SEC, and all filings made with the SEC are accurate and complete in all material respects;

(f) the Purchaser is current in all required filings with the British Columbia Securities Commission, and all filings made with the British Columbia Securities Commission are accurate and complete in all material respects;

(g) since February 28, 2003, and with the exception of the Convertible Debenture dated April 28, 2003:

(i) there has not been any material adverse change in the financial position or condition of the Purchaser or its right or capacity to carry on business;

(ii) the Purchaser has not waived or surrendered any right of material value;

(iii) the Purchaser has not discharged or satisfied or paid any lien, claim, charge, encumbrance or obligation or liability except in the ordinary course of business;

(h) neither the making of this Agreement, the completion of the transactions contemplated by it, nor the performance of or compliance with its terms will violate the Articles of the Purchaser or any agreement to which the Purchaser is a party, and will not result in the creation or imposition of any lien, claim, charge, encumbrance or restriction of any nature in favour of a third party upon or against the assets of the Company or the Shares or the violation of any law or regulation of Canada or of any province or territory of Canada, any municipal bylaw or ordinance or any order or decree of any court or tribunal to which the Purchaser is subject which could prevent the due and valid transfer of the Shares as provided in this Agreement; and

(i) the Purchaser has due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth in this Agreement and to perform its obligations under this Agreement.

6. VENDORS' COVENANTS

The Vendors covenant and agree with the Purchaser as follows:

6.1 Consents

Both before and after the Closing Date, the Vendors will use all reasonable efforts to assist the Purchaser in obtaining from all appropriate federal, provincial, state, municipal and other governmental or administrative bodies and all other persons all such approvals and consents in form and terms satisfactory to counsel for the Purchaser as are necessary or required in order to permit the sale, transfer and assignment of all of the right, title and interest of the Vendors in and to the Shares to the Purchaser.

6.2 Possession

At or before the Time of Closing, the Vendors will deliver to the Purchaser possession of all books, records, book accounts, lists of suppliers and customers of the Company and all other documents, files, records and other data, financial or otherwise, relating to the Business and the assets of the Company.

6.3 Books and Records

At any time up to the Closing Date, the Vendors will permit the Purchaser, and its auditors, solicitors and other authorized persons, to make such investigation of the assets of the Company and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such assets and other matters and to have full access to the Business premises and to all records, documents and other information related to the Business and the Company, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Financial Statements.

6.4 Interim Management - Positive Covenants

From the date of this Agreement to the Closing Date, the Vendors will cause the Company to:

(a) carry on the Business in the ordinary course, in a prudent, businesslike and efficient manner and substantially in accordance with the procedures and practices in effect on the date of this Agreement;

(b) maintain insurance on the assets of the Company as they are insured on the date of this Agreement;

(c) use all reasonable efforts to preserve and maintain the goodwill of the Business; and

(d) do all necessary repairs and maintenance to the assets of the Company and take reasonable care to protect and safeguard those assets.

6.5 Interim Management - Negative Covenants

From the date of this Agreement to the Closing Date, the Company will not, and the Vendors will not permit the Company to, without the prior consent in writing of the Purchaser:

(a) purchase or sell, consume or otherwise dispose of any of its assets except in the ordinary course of business;

(b) enter into any contract or assume or incur any liability except in the ordinary course of business and which is not material;

(c) settle any account receivable of a material nature at less than face value net of the reserve for that account;

(d) waive or surrender any material right;

(e) solicit any interest in the purchase of the Shares or the assets of the Company, or negotiate with any other prospective buyer or accept any other offer from any other prospective buyer with respect to the purchase of the Shares or the assets of the Company;

(f) discharge, satisfy or pay any mortgage, pledge, deed of trust, lien, claim, encumbrance, charge, obligation or liability except in the ordinary course of business; or

(g) make any capital expenditure or commitment for any capital expenditure.

6.6 Financing

The Vendors have agreed, during the period of time beginning on the Closing Date and ending on the Cancellation Date, to raise an equity financing with net proceeds to the Purchaser of at least C$500,000, which proceeds must be received by the Purchaser on or before the Cancellation Date (the "Financing"). The Financing shall be for restricted common shares of the Purchaser at a minimum subscription price of U.S.$0.25 and shall be on such other terms and conditions as may be reasonably agreed to between the Purchaser and any investors; provided that the Purchaser shall not be required to register any of the shares issued in or pursuant to the Financing. The Purchaser agrees to reimburse the Vendors for reasonable pre-approved expenses incurred by them in placing the Financing, but only to the extent the Purchaser has the opportunity to review these expenses in advance, and only if they are then approved by the Board of Directors of the Purchaser.

7. PURCHASER'S COVENANTS

7.1 Books and Records

At any time up to the Closing Date, but only after the Vendor Representative has signed a Non-Disclosure Agreement in such form and substance as will comply with the requirements of the SEC's Regulation FD, the Purchaser will permit the Vendor Representative, and his auditors, solicitors and other authorized persons, to make such investigation of the assets of the Purchaser and of its financial and legal condition as the Vendor Representative deems necessary or advisable to familiarize himself with such assets and other matters and to have full access to all records, documents and other information related to the Purchaser, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of the Financial Statements.

7.2 Issuance of Securities

During the period of time beginning on the date of this Agreement and ending on the Closing Date, the Purchaser will refrain from issuing any securities to its officers and directors except as expressly permitted by the terms of this Agreement.

8. EMPLOYMENT

8.1 Agreements

At the Time of Closing, each of the Employees (being Daniel Reitzik, Jason Jasper, Robert Skoko and Jan Drake) shall execute employment agreements with the Company pursuant to which each of them will agree to continue their current job duties for a period of at least one year. Each such employment agreement shall be substantially in the form attached hereto as Schedule 10.

8.2 Bonus Shares

On the one-year anniversary of the Closing Date, if the Company has achieved the pro-forma financial goals set forth on Schedule 8 hereto, each of the Employees shall be issued, as a performance bonus, 75,000 restricted common shares in the capital of the Purchaser (the "Bonus Shares"). The Bonus Shares shall not be registered shares and shall be subject to the restrictions imposed by law (which are generally referred to in Section 3.3 of this Agreement) and shall bear a legend substantially similar to the legend set forth in the first paragraph of Section 3.8 of this Agreement.

9. PURCHASER'S CONDITIONS OF CLOSING

9.1 The obligations of the Purchaser under this Agreement are subject to the following conditions for the exclusive benefit of the Purchaser being fulfilled in all material respects in the reasonable opinion of the Purchaser at the Time of Closing or waived by the Purchaser at or before the Time of Closing:

(a) that all of the Vendors have become a party to this Agreement and that all of the Vendors are ready, willing and able to complete the sale of their Shares at the Time of Closing;

(b) that the representations and warranties of the Vendors contained in this Agreement will be true and correct and on and as of the Closing Date;

(c) that the Vendors will have complied with all covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date;

(d) that the Company will have entered into employment contracts with the Employees substantially in the form of Schedule 10;

(e) that no material loss or destruction of or damage to any of the assets of the Company will have occurred between the date of this Agreement and the Time of Closing;

(f) that no action or proceeding against the Company or the Vendors will be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i) the purchase and sale of the Shares contemplated by this Agreement or the right of the Purchaser to own the Shares; or

(ii) the right of the Company to conduct its operations and carry on the Business in the ordinary course as the Business and its operations have been carried on in the past; and

(g) that the Vendors tender to the Purchaser a Vendors' Closing Certificate substantially in the form of Schedule 3 signed by the Vendors certifying the truth and correctness at the closing of the representations and warranties of the Vendors contained in Article 4, the performance of all covenants and agreements of the Vendors and that the condition described in subsection 9.1(f) does not exist as at the Closing Date.

9.2 If any of the conditions in section 9.1 are not fulfilled or waived or indemnified for, the Purchaser on the Closing Date may rescind this Agreement by notice in writing to the Vendors. In such event, the Purchaser shall be released from all obligations under this Agreement, and the Vendors will also be released unless the Vendors were reasonably capable of causing such condition or conditions to be fulfilled or the Vendors have breached any of its representations, warranties, covenants or agreements in this Agreement.

9.3 The conditions in section 9.1 may be waived in whole or in part without prejudice to any right of rescission or any other right in the event of the non-fulfilment of any other condition or conditions. A waiver will be binding only if it is in writing.

9.4 The Vendors will deliver to the Purchaser at the Time of Closing an opinion of the Company's counsel, addressed to the Purchaser, in form satisfactory to Purchaser's counsel that:

(a) the Company is duly incorporated, organized and validly existing under the federal laws of Canada and is in good standing with respect to the filing of its Federal Annual Return (Form 22) with Corporations Canada and with the Office of the Registrar of Companies of British Columbia;

(b) the number of authorized and issued shares in the capital of the Company is as warranted by the Vendors and these Shares were duly authorized and validly issued as fully paid and non-assessable; and

(c) all necessary steps and corporate proceedings have been taken to permit the Shares to be duly and validly transferred to and registered in the name of the Purchaser.

10. VENDORS' CONDITIONS OF CLOSING

10.1 The obligations of the Vendors under this Agreement are subject to the following conditions for the exclusive benefit of the Vendors being fulfilled in all material respects in the reasonable opinion of the Vendors at the Time of Closing or waived by the Vendors at or before the Time of Closing or agreed by the Purchaser and the Vendors to be indemnified for by the Purchaser:

(a) the representations and warranties of the Purchaser contained in the Agreement will be true and correct on and as of the Closing Date;

(b) the Purchaser will have complied with all covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date;

(c) the Company will have entered into employment contracts with the Employees substantially in the form of Schedule 10 of this Agreement; and

(d) no action or proceeding against the Purchaser will be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i) the share exchange contemplated by this Agreement or the right of the Purchaser to own the Shares; or

(ii) the right of the Company to conduct its operations and carry on the Business in the ordinary course as the Business and its operations have been carried on in the past; and

(e) the Purchaser will tender to the Vendors a Purchaser's Closing Certificate substantially in the form of Schedule 2 signed by an officer of the Purchaser certifying the truth and correctness at the Closing Date of the representations and warranties of the Purchaser contained in Article 0, the performance of all covenants and agreements of the Purchaser, and that the condition described in subsection 10.1(d) does not exist as at the Closing Date.

10.2 If any of the conditions in section 10.1 are not fulfilled or waived or indemnified for, all but not less than all of the Vendors on the Closing Date may rescind this Agreement by notice in writing to the Purchaser. In such event, the Vendors shall be released from all obligations under this Agreement, and the Purchaser will also be released unless the Purchaser was reasonably capable of causing such condition or conditions to be fulfilled or the Purchaser has breached any of its representations, warranties, covenants or agreements in this Agreement.

10.3 The conditions in section 10.1 may be waived in whole or in part without prejudice to any right of rescission or any other right in the event of non-fulfillment of any other condition or conditions. A waiver will be binding only if it is in writing.

11. CLOSING ARRANGEMENTS

11.1 Closing Location

The closing of the purchase and sale and the other transactions contemplated by this Agreement (the "Closing") will take place at the Time of Closing on the Closing Date at the offices of Clark, Wilson, 800 - 885 West Georgia Street, Vancouver, B.C., V6C 3H1, or such earlier or later date as the parties may agree in writing.

11.2 Vendors' Closing Documents

At the Closing, the Vendors will tender to the Purchaser:

(a) resignations in writing of all directors and officers of the Company;

(b) certified copies of resolutions of the directors of the Company in form satisfactory to the Purchaser, acting reasonably, authorizing the transfer of the Shares to and registration of the Shares in the name of the Purchaser and issue of new share certificates representing the Shares in the name of the Purchaser;

(c) share certificates in the name of the Vendors representing the Shares duly endorsed for transfer and duly executed share certificates representing the Shares in the name of the Purchaser;

(d) the register of members of the Company recording that the Purchaser is the holder of all issued and outstanding shares and other securities of the Company;

(e) any approval or consent of any third party necessary to permit the completion of the transactions contemplated herein;

(f) an opinion in the form described in section 9.4;

(g) all corporate records and books of account of the Company including minute books, share registers, annual reports, and a certificate of good standing; and

(h) every common seal of the Company.

11.3 Purchaser's Closing Documents

At the Closing, the Purchaser will tender to the Vendors:

(a) a certified copy of a resolution of the directors of the Purchaser authorizing the execution and delivery of this Agreement and the purchase of the Shares;

(b) certified copies of resolutions of the directors of the Purchaser in form satisfactory to the Vendor Representative, acting reasonably, authorizing the issuance of the OCV Shares in the name of the Vendors in the quantities specified in Section 3.1 and the issue of share certificates representing the same;

(c) share certificates in the name of the Vendors representing the OCV Shares; and

(d) a certified copy of a resolution of the directors of the Purchaser authorizing the issuance of 250,000 options to purchase common shares of the Purchaser to Raymond Mol, Jerry McKenzie, Grayson Hand, Dennis Sinclair and Greg Burnett, at the price and on the terms stipulated in Section 13 of this Agreement.

11.4 Effective Date

The "Effective Date" of the Share Exchange shall be, and such term as used herein shall mean, 5:00 p.m., Pacific Standard Time (the "Effective Time"), on the Closing Date.

12. GOVERNANCE AFTER THE EFFECTIVE DATE.

12.1 The Board of Directors of the Purchaser immediately after the Closing Date shall be comprised of five members, each to hold office pursuant to the provisions of this Agreement, the applicable laws of Alberta and the Articles of Incorporation and By-laws of the Purchaser. Two of the five members of the post-closing Board of Directors of Purchaser shall be nominated by the Vendor Representative on or before the Closing Date, the other three members shall consist of three of the four current members of the Purchaser's Board of Directors on or before the Closing Date. All of these nominees shall be appointed to the Purchaser's Board of Directors on the Closing Date. The provisions of this Section 12.1 prescribing the structure of the Purchaser's Board shall expire on the earlier of (i) the first anniversary of the Closing Date; or (ii) the date of the Purchaser's next annual general meeting of shareholders. The Vendor Representative's initial nominees are Daniel Reitzik and Roland Sartorius. The three remaining members will be Raymond Mol (who will act as Chair), Jerry McKenzie and Jason Jaspar.

12.2 The officers of the Purchaser to be appointed on and to serve at and after the Closing Date shall be Raymond Mol, President and Chief Executive Officer, Daniel Reitzik, Chief Operating Officer, Roland Sartorius, Treasurer and Chief Financial Officer, and Jason Jaspar, Secretary, each to hold office in accordance with the provisions of the Purchaser's Bylaws.

12.3 The Board of Directors of the Company immediately after the Closing Date shall be comprised of five members, each to hold office pursuant to the provisions of this Agreement, the applicable laws of Canada and the Articles of Continuance and By-laws of the Company. The initial five members of the post-closing Board of Directors of Purchaser shall be Daniel Reitzik, Raymond Mol, Jerry McKenzie, Jason Jaspar and Roland Sartorius. All of these nominees shall be appointed to the Company's Board of Directors on the Closing Date. The provisions of this Section 12.3 prescribing the structure of the Company's Board shall expire on the earlier of (i) the first anniversary of the Closing Date; or (ii) the date of the Company's next annual general meeting of shareholders.

12.4 The officers of the Company to be appointed on and to serve at and after the Closing Date shall be Daniel Reitzik, President and Jason Jaspar, Secretary, each to hold office in accordance with the provisions of the Company's Bylaws.

13. OPTIONS

13.1 At closing, the new Board of Directors of the Purchaser shall grant to each of Dennis Sinclair, Grayson Hand, Raymond Mol, Jerry McKenzie and Greg Burnett 50,000 options to purchase common shares in the capital of Purchaser:. Each option shall vest immediately upon issuance, shall be exercisable at a price of U.S.$0.25 per share and shall continue for a term of ten years from the Effective Date.

14. FINDERS FEE

14.1 The Vendors warrant and represent to the Purchaser that they have not done any act whereby any person other than Christopher Sargent can claim from the Purchaser or the Company any finders' fee or commission in respect of any matter or thing provided for in this Agreement. The Purchaser represents to the Vendors that it has not engaged any person other than Stephen Barley who can claim from the Vendors any finders' fee or commission in respect of any matter or thing provided for in this Agreement.

14.2 The Purchaser hereby agrees to pay to Stephen Barley, as a fee for his services in introducing the Vendors to the Purchaser, assisting the parties in structuring the transactions contemplated in this Agreement and for all other services rendered by Mr. Barley in connection with the transactions contemplated hereby, the amount of C$157,500, payable by the issuance to Mr. Barley or his nominee of 450,000 common shares of the Purchaser at a deemed issue price of U.S.$0.25 per share. These common shares shall not be registered shares and shall be subject to the restrictions described in Section 3.3 of this Agreement and shall bear the legend set forth in the first paragraph of Section 3.8 of this Agreement.

14.3 The Purchaser hereby agrees to pay to Chris Sargent, as a fee for his services in introducing the Vendors to the Purchaser, in the form of 50,000 common shares of the Purchaser at a deemed issue price of U.S.$0.25 per share. These common shares shall not be registered shares and shall be subject to the restrictions described in Section 3.3 of this Agreement and shall bear the legend set forth in the first paragraph of Section 3.8 of this Agreement.

15. VENDORS NOT TO SOLICIT CLIENTS

15.1 The Vendors covenant, for a period of two years after the Closing Date, not to solicit, directly or indirectly, or participate in the solicitation of business, other than on behalf of the Company or for a business that does not compete with the Company, from any of the clients or customers of the Company existing as at the Closing Date.

16. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Company or the Vendors to investigate the affairs of the Purchaser, or a waiver by the Purchaser, the Company or any of the Vendors of any condition to Closing set forth in this Agreement, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement, except to the extent expressly waived in writing, or in any instrument delivered pursuant to this Agreement and, in addition, the Purchaser shall have the indemnification rights set forth herein. Unless earlier terminated pursuant to its terms, all of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Effective Date.

17. INDEMNIFICATION BY THE VENDORS

Each of the Vendors (each an "Indemnifying Party" and collectively the "Indemnifying Parties") shall for a period of one year from the Closing Date, jointly and severally, indemnify, defend and hold harmless each of the Purchaser and the Company, and their respective officers, directors, subsidiaries, agents, affiliates, and employees (each an "Indemnified Party" and collectively the "Indemnified Parties") from and against any and all Losses arising out of, directly or indirectly, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by any of the Indemnifying Parties in this Agreement, the schedules hereto, or any certificate, instrument or document delivered by the Company pursuant to this Agreement and any liabilities of the Company not included on Schedule 1 hereto; provided that each Vendor's indemnification obligation hereunder shall be several and not joint to the extent Losses arise out of, directly or indirectly, any misrepresentation or breach of or default or inaccuracy in connection with any of the representations, warranties, covenants and agreements given or made by any Vendor in his individual capacity in this Agreement, the schedules hereto, or any certificate, instrument or document delivered by any Vendor in his individual capacity pursuant to this Agreement. The total amount of Losses for which the Indemnified Parties shall be entitled to indemnification from the Indemnifying Parties shall not exceed the aggregate of all of the OCV Shares. The indemnification obligations contained in this Section 0 shall not apply if the Closing does not occur. Notwithstanding the above, nothing in this Agreement shall limit the liability of any of the Indemnifying Parties in the event that they commit fraud or engage in wilful misconduct. The Purchaser shall act on behalf of, and as agent for, each Indemnified Party for purposes of this Section 17.

18. INDEMNIFICATION BY THE PURCHASER

The Purchaser shall, for a period of one year after the Closing Date, jointly and severally, indemnify, defend and hold harmless each of the Vendors and their respective agents, affiliates and employees from and against any and all Losses arising out of, directly or indirectly, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Purchaser in this Agreement, the schedules to this Agreement or any certificate, instrument or document delivered by the Purchaser pursuant to this Agreement.

19. PLEDGE OF OCV SHARES

19.1 Indemnity Fund

At the Time of Closing, the Purchaser will deliver the certificates representing all of the OCV Shares to the Vendors. Daniel Reitzik, Jason Jaspar, Robert Skoko, Murray Smith, Chris Sargent, and Eddi Sponza (the "Pledgors") will each immediately deposit

(i) all of the certificates representing the fifty percent of their OCV Shares that are not subject to cancellation pursuant to Section 3.5 of this Agreement (the "Indemnity Shares"),

(ii) five executed Stock Powers of Attorney from each Pledgor, duly endorsed for transfer with signatures medallion guaranteed, assigning the Indemnity Shares in blank pursuant to the terms hereof,

to be held by the Purchaser (the Indemnity Shares and Stock Powers of Attorney remaining from time to time in the Indemnity Fund being, collectively, the "Indemnity Shares") to constitute the "Indemnity Fund" to be governed by the terms set forth herein. The Pledgors shall have all indicia of ownership of the Indemnity Shares while they are held in the Indemnity Fund including, without limitation, the obligation to pay all taxes, assessments and charges with respect thereto and the right to vote the Indemnity Shares and receive any cash dividends, except that the Indemnity Shares shall be subject to the pledge obligations and restrictions on transfer as are set forth in this Agreement.

19.2 Recourse to the Indemnity Fund

The Indemnity Fund shall be available as a source for payment of the indemnification obligations of all of the Indemnifying Parties set forth in this Agreement. The Vendors and the Purchaser each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Date which, if resolved at the Effective Date, would have led to a reduction in the number of OCV Shares.

19.3 Indemnity Period; Distribution of Indemnity Fund upon Termination of Indemnity Period.

Subject to the following requirements, the Indemnity Fund shall be implemented immediately following the Effective Date and shall terminate at 5:00 p.m., Pacific Time, on the first anniversary of the Effective Date (the "Expiration Date") (the period of time from the Effective Date through and including the Expiration Date is referred to herein as the "Indemnity Period"); and any Indemnity Shares remaining in the Indemnity Fund at the end of the Indemnity Period shall be distributed as set forth in the last sentence of this Section 19.3; provided, however, that the Indemnity Period shall not terminate with respect to a number of such Indemnity Shares necessary to satisfy any unsatisfied claims under this Section 19.3 concerning facts and circumstances existing prior to the expiration of the Indemnity Period which claims are specified in an Officer's Certificate (as defined below) delivered by the Purchaser to the Investor Representative prior to expiration of the Indemnity Period. Only that number of Indemnity Shares valued at the amount of any such claims as set forth in the relevant Officer's Certificate(s) shall be retained in the Indemnity Fund past the Expiration Date (or all remaining Indemnity Shares if their value is less than the claims). As soon as all such claims, if any, have been resolved, the Purchaser shall deliver, within ten (10) business days of such resolution and without charging any fees therefor, to the Vendor Representative for distribution to the Pledgors pursuant to a separate agreement among the Pledgors, the remaining portion of the Indemnity Fund.

19.4 Protection of Indemnity Fund

The Purchaser shall hold and safeguard the Indemnity Fund during the Indemnity Period, shall hold the Indemnity Shares and related documents in trust for the party eventually entitled to receive them in strict accordance with the terms of this Agreement and not as the property of the Purchaser and shall hold and dispose of the Indemnity Fund only in accord with the terms hereof.

19.5 Claims Upon Indemnity Fund

Upon receipt by the Vendor Representative at any time on or before the expiration of the Indemnity Period of a certificate signed by any officer of the Purchaser (an "Officer's Certificate"): (A) stating that the Purchaser or the Company has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any misrepresentation or breach of or default in any representation, warranty, covenant or agreement of any of the Indemnifying Parties contained herein or in any instrument delivered pursuant to this Agreement, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the nature of the misrepresentation, breach of or default in connection with such representation, warranty, agreement or covenant to which such item is related, the Purchaser may, subject to the provisions of Section 19.7 hereof release to itself from the Indemnity Fund, that number of Indemnity Shares held in the Indemnity Fund valued at an amount equal to such Losses.

19.6 Value of Shares

For all purposes under this Article 19, each Indemnity Share shall be deemed to have a value of U.S.$0.25.

19.7 Objections to Claims

At the time of delivery of an Officer's Certificate and for a period of twenty (20) days after such delivery, the Purchaser shall not release to itself any portion of the Indemnity Fund pursuant to Section 19.5 hereof unless the Purchaser shall have received written authorization from the Vendor Representative to make such delivery. After the expiration of such 20 day period, the Purchaser may release Indemnity Shares from the Indemnity Fund for its own benefit in accordance with Section 19.5 hereof, provided that no such release may be made if the Vendor Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Purchaser prior to the expiration of such 20 day period.

19.8 Notice to Indemnifying Parties

Any notice, including an Officer's Certificate, which the Purchaser delivers pursuant to this Article 19 will be valid and binding on each and every Indemnifying Party if delivered in accordance with this Agreement to the Vendor Representative, and each Indemnifying Party hereby appoints the Vendor Representative as his/her/its agent to receive on his/her/its behalf such notice or Officer's Certificate.

19.9 Third-Party Claims

In the event the Purchaser becomes aware of a third-party claim that the Purchaser reasonably expects may result in a demand against the Indemnity Fund (a "Third Party Claim"), the Purchaser shall give written notice to the Vendor Representative within ten (10) days of the

Purchaser becoming aware of any such Third Party Claim; the notice shall set forth such material information with respect thereto as is then reasonably available to the Purchaser; provided, however, that such written notice shall be effective only if delivered to the Vendor Representative before the expiration, pursuant to Section 17 hereof, of the representations, warranties, covenants and agreements upon which such Third Party Claim(s) are based. In case any such liability is asserted against the Purchaser, and the Purchaser notifies the Vendor Representative thereof, the Vendor Representative will be entitled, if it so elects by written notice delivered to the Purchaser within ten (10) days after receiving the Purchaser's notice, to assume the defence thereof with counsel reasonably satisfactory to the Purchaser. Notwithstanding the foregoing, (i) the Purchaser shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Purchaser unless the Purchaser shall reasonably determine that there is a conflict of interest between the Purchaser and the Indemnifying Parties with respect to such Third Party Claim or there are or may be legal defences available to the Indemnifying Parties which are different from or additional to those available to the Purchaser or a difference of position or potential difference of position exists between the Indemnifying Parties and the Purchaser that would make such separate representation advisable in the reasonable opinion of counsel to the Purchaser, in which case the reasonable fees and expenses of such counsel will be borne by the Indemnifying Parties unless such representation is advisable only due to activities of the Purchaser since the Effective Date, and (ii) the Purchaser shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing. With respect to any assertion of liability by a third party that results in a Third Party Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

In the event that the Vendor Representative, within ten (10) days after receipt of the aforesaid notice of a Third Party Claim, fails to assume the defence of the Purchaser against such Third Party Claim, the Purchaser shall have the right to undertake the defence, compromise, or settlement of such action on behalf of and for the account, expenses and risk of the Indemnifying Parties.

Notwithstanding anything in this 19.9 to the contrary, the Purchaser shall have the right to participate, at its own cost and expense, in such defence, compromise, or settlement and, if there is a reasonable probability that a settlement, compromise or consent to entry of judgment Third Party Claim may materially and adversely affect the Purchaser, the Indemnifying Parties shall not, without the Purchaser's written consent (which consent shall not be unreasonably withheld), settle or compromise any Third Party Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser a release from all liability in respect of such Third Party Claim.

19.10 Vendor Representative

The Vendors hereby appoint Daniel Reitzik to act as the Vendor Representative and authorize and direct the Vendor Representative to (i) take any and all actions (including without limitation executing and delivering any documents, receiving notices of claims, incurring any costs and expenses for the account of the Company and the Vendors and making any and all determinations) which may be required or permitted by this Agreement to be taken by the Company, the Vendors or the Vendor Representative, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Vendor Representative hereunder in connection with the transactions contemplated hereby and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any actions taken, exercises of rights, power or authority, and any decision or determination made by the Vendor Representative consistent herewith shall be absolutely and irrevocably binding on the Company and each Vendor as if such party personally had taken such action, exercised such rights, power or authority or made such decision or determination in such party's individual capacity. Notwithstanding any other provision of this Agreement, if the Closing occurs, no Indemnifying Party shall have any right under this Agreement or otherwise to institute any suit, action or proceeding against the Purchaser or defend any action brought by the Purchaser or any third party with respect to any matter covered by Articles 17 or 19 of this Agreement, any such right being irrevocably and exclusively delegated to the Vendor Representative. Daniel Reitzik hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as Vendor Representative in accordance with this Agreement.

The Vendor Representative shall serve as Vendor Representative until his resignation, removal from office, incapacity or death or the expiration of his term of office (which shall not, in any event, expire before the expiration of the Indemnity Period); provided, however, that the Vendor Representative shall not have the right to resign without (i) prior written notice to each Indemnifying Party and the Purchaser, and (ii) choosing a successor reasonably satisfactory to the Purchaser to serve until a successor is elected by the Indemnifying Parties. A Vendor Representative may be removed at any time and a successor representative, reasonably satisfactory to the Purchaser, may be appointed, pursuant to written action by a majority of the Indemnifying Parties. The Purchaser hereby consents to any Vendor serving as Vendor Representative, provided that the Purchaser first receive the notice referred to above. Any successor to a Vendor Representative shall, for purposes of this Agreement, be deemed to be, from the time of appointment, the "Vendor Representative" for the relevant time period, and from and after such time, the term "Vendor Representative" as used herein and therein shall be deemed to refer to such successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

The Vendor Representative shall be permitted to retain counsel, consultants and other advisors and the fees and expenses related thereto shall be paid by the Indemnifying Parties.

Notwithstanding any notice received by the Purchaser to the contrary (except any notice of the appointment of a successor Vendor Representative approved by the Purchaser in accordance with this Section 19.10, the Purchaser (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to any Indemnifying Party with respect to, and shall be indemnified by the Indemnifying Parties from and against all liability arising out of (any such indemnifiable amounts constituting Losses) actions, decisions and determinations of the Vendor Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Vendor Representative are fully authorized by the Indemnifying Parties.

The Vendor Representative shall not be liable to the Indemnifying Parties for the performance of any act or the failure to act so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Indemnifying Parties.

Except with respect to a breach of any representation or warranty resulting from the fraud or wilful misrepresentation by an Indemnifying Party, the cumulative liability of the Vendors under this Agreement including, without limitation, the indemnification obligations herein, shall be limited to the Indemnity Fund.

19.11 Delivery of Shares upon Release from the Indemnity Fund

Upon or after release of any Indemnity Shares from the Indemnity Fund to the Vendor Representative pursuant to this Article 19, the Vendor Representative shall, subject to the Stockholders Agreement, designate any of the Pledgors to receive such Indemnity Shares upon their release from the Indemnity Fund or transfer such released Indemnity Shares to any such Pledgor.

19.12 New Property

In the event that the Indemnity Shares are the subject of a corporate transaction, such as a merger, reorganization, consolidation, recapitalization, stock split or stock dividend, or acquisition of the Purchaser through the purchase of its outstanding capital stock, the consideration to be received by the respective Pledgor in exchange for his or her respective Indemnity Shares shall be paid directly to the Purchaser or its successor and shall thereafter constitute the Indemnity Fund and such Indemnity Shares shall be exchanged for such consideration in accordance with the terms of the transaction or occurrence. The Purchaser shall have full right to exchange the Indemnity Shares in the Indemnity Fund for such consideration. Such consideration shall be valued at the value of the Indemnity Shares exchanged therefor.

20. GENERAL

20.1 Public Announcements

No party hereto shall make any public announcement or disclosure of the terms and conditions of this Agreement without the prior written consent of the other parties, except that any parties' approval shall not be required as to any statements or other information which may be required to be made pursuant to any rule or regulation of any competent securities commissions or as is otherwise required by law, rule or regulation.

20.2 Reliance By Purchaser

The Vendors acknowledge and agree that the Purchaser has entered into this Agreement relying on the representations, warranties, covenants and agreements and other terms and conditions of this Agreement and that no information which is now known, which may become known or which could upon investigation have become known to the Purchaser or any of its present or future officers, directors or professional advisors in any way limits or extinguishes any rights the Purchaser may have against the Vendors, including without limitation, any right to indemnity under section 17 of this Agreement.

20.3 The Purchaser acknowledges and agrees that the Vendors have entered into this Agreement relying on the representations, warranties, covenants and agreements and other terms and conditions of this Agreement and that no information which is now known, which may become known or which could upon investigation have become known to the Vendors or any of their present or future professional advisors in any way limits or extinguishes any rights the Vendors may have against the Purchaser, including without limitation, any right to indemnity under section 18 of this Agreement.

20.4 Survival of Vendor's Representations

The representations, warranties, covenants and agreements of the Vendors contained in this Agreement and in any document or certificate given under this Agreement will survive the closing of the transactions contemplated by this Agreement and remain in full force and effect notwithstanding any waiver by the Purchaser unless such waiver was made after notice in writing by the Vendor Representative to the Purchaser setting forth the breach.

20.5 Survival of Purchaser's Representations

The representations, warranties, covenants and agreements of the Purchaser contained in this Agreement and in any document or certificate given under this Agreement survive the closing of the transactions contemplated by this Agreement and remain in full force and effect notwithstanding any waiver by the Vendors unless such waiver was made after notice in writing by the Purchaser to the Vendor Representative setting forth the breach.

20.6 Indemnification by the Purchaser

The Purchaser covenants and agrees to indemnify and save harmless the Vendors from any loss, damage, liability, cost and expense (including without limitation any tax liability) suffered by the Vendors directly or indirectly as a result of or arising out of any breach of representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, the Purchaser's Closing Certificate or any document or certificate delivered under this Agreement.

20.7 Commissions, Legal Fees

Each of the parties will bear the fees and disbursements of the respective lawyers, accountants and consultants engaged by them respectively in connection with this Agreement and will not cause or permit any such fees or disbursements to be charged to the Company before the Closing Date; provided, however, that the Purchaser agrees that it or the Company shall assume liability for up to $3,000 of the Vendors' legal fees at the Closing.

20.8 Notices

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by mailing the same postage prepaid or delivering the same addressed as follows:

To the Vendors:	c/o the Vendor Representative Daniel Reitzik Suite 003 633 West 8th Avenue Vancouver, BC V5Z 1Z3 Telephone: (604) 721-2230 Facsimile: (888) 304-7711
To the Purchaser	Suite 110, 10851 Shellbridge Way Richmond, BC V6X 2W8 Telephone: 604.231.0135 Facsimile: 604.231.0100

or to such other address as a party may specify by notice and shall be deemed to have been received, if delivered, on the date of delivery if it is a business day and otherwise on the next succeeding business day and, if mailed, on the fifth business day following the posting of the notice except if there is a postal dispute, in which case all communications shall be delivered.

20.9 Time of Essence

Time is of the essence of this Agreement.

20.10 Further Assurances

Each of the parties will execute and deliver such further documents and instruments and do such acts and things as may, before or after the Closing Date, be reasonably required by another party to carry out the intent and meaning of this Agreement and to assure to the Purchaser the Shares.

20.11 Proper Law

This Agreement will be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of British Columbia.

20.12 Entire Agreement

This Agreement contains the whole agreement between the Vendors and Purchaser pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions between the parties and there are no representations, warranties, covenants, conditions or other terms other than expressly contained in this Agreement.

20.13 Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

20.14 Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

20.15 Assignment

This Agreement may not be assigned by any party without the prior written consent of the other party, which consent may be arbitrarily withheld.

20.16 Benefit and Binding Nature of the Agreement

This Agreement enures to the benefit of and is binding upon the parties and their respective successors and permitted assigns.

AS EVIDENCE OF THEIR AGREEMENT the parties have executed this Agreement as of the date and year first above written.

SIGNED, SEALED and DELIVERED by DANIEL REITZIK in the presence of: /s/ Jason Jaspar Signature Jason Jaspar Print Name 230 East 37 Ave., Vancouver, BC V5W 1E6 Address Businessman Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Daniel Reitzik DANIEL REITZIK
SIGNED, SEALED and DELIVERED by JASON JASPAR in the presence of: /s/ Daniel Reitzik Signature Daniel Reitzik Print Name 003-633 W. 8th Ave., Vancouver, BC Address Businessman Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Jason Jaspar JASON JASPAR
SIGNED, SEALED and DELIVERED by ROBERT SKOKO in the presence of: /s/ Adrian Beer Signature Adrian Beer Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Robert Skoko ROBERT SKOKO
SIGNED, SEALED and DELIVERED by MURRAY SMITH in the presence of: /s/ Jason Jaspar Signature Jason Jaspar Print Name 230 East 37 Ave., Vancouver, BC Address Businessman Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Murray Smith MURRAY SMITH

SIGNED, SEALED and DELIVERED by CHRIS SARGENT in the presence of: /s/ Jason Jaspar Signature Jason Jaspar Print Name 230 East 37 Ave., Vancouver, BC Address Businessman Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Chris Sargent CHRIS SARGENT
SIGNED, SEALED and DELIVERED by MONTY REITZIK in the presence of: /s/ Mary Ellen Boyd Signature Mary Ellen Boyd Print Name 2095 - 26 St., West Vancouver, BC Address Judge Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Monty Reitzik MONTY REITZIK

SIGNED, SEALED and DELIVERED by GEORGE and SOPHIE SPURR in the presence of: /s/ Mak So Ching Signature Mak So Ching Print Name 7378 Granville St., Vancouver, BC V6P 4Y2 Address Retired Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ George Spurr GEORGE SPURR /s/ Sophie Spurr SOPHIE SPURR

SIGNED, SEALED and DELIVERED by ROBERT FOO in the presence of: /s/ Jason Jaspar Signature Jason Jaspar Print Name 230 East 37 Ave., Vancouver, BC Address Businessman Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Robert Foo ROBERT FOO
SIGNED, SEALED and DELIVERED by JAN DRAKE in the presence of: /s/ Darrell Aulutt Signature Darrell Aulutt Print Name 2900 Fir, P203, Seattle, WA 98121 Address Developer Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Jan Drake JAN DRAKE

SIGNED, SEALED and DELIVERED by EDDI SPONZA in the presence of:

/s/ Gabriel Delucrezia
Signature
Gabriel Delucrezia
Print Name
348 E. 12 St., North Vancouver, BC V7L 2J9
Address
I.G.A. Assistant Manager
Occupation

	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Eddi Sponza EDDI SPONZA
SIGNED, SEALED and DELIVERED by RAYMOND MOL in the presence of: /s/ Jason Jaspar Signature Jason Jaspar Print Name 230 East 37 Ave., Vancouver, BC V5W 1E6 Address Businessman Occupation	37 ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Raymond Mol RAYMOND MOL

SIGNED, SEALED and DELIVERED by LOUISE SHAW in the presence of:

/s/ Susan Sinclair-Browne
Signature
Susan Sinclair-Browne
Print Name
13718 Ponderosa Way, Coldstream, BC
Address
Dental Hygienist
Occupation

	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Louise Shaw LOUISE SHAW
SIGNED, SEALED and DELIVERED by MEGAN MCKENZIE in the presence of: /s/ Jerry McKenzie Signature Jerry McKenzie Print Name 2326 - 137 Street, Surrey, BC V4A 9V1 Address Businessman Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Megan McKenzie MEGAN MCKENZIE
SIGNED, SEALED and DELIVERED by JENNIFER MCKENZIE in the presence of: /s/ Jerry McKenzie Signature Jerry McKenzie Print Name 2326 - 137 Street, Surrey, BC V4A 9V1 Address Businessman Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Jennifer McKenzie JENNIFER MCKENZIE

SIGNED, SEALED and DELIVERED by DEBRA MOL in the presence of: /s/ Jason Jaspar Signature Jason Jaspar Print Name 230 East 37 Ave., Vancouver, BC Address Businessman Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Debra Mol DEBRA MOL

CARMOL BUSINESS MANAGEMENT LTD.

Per:
/s/ Raymond Mol
Authorized Signatory

CONQUEST CONSULTING INC.

Per:
/s/ Chris Sargent
Authorized Signatory

OCEAN VENTURES INC.

Per:
/s/ Raymond Mol
Authorized Signatory

SIGNED, SEALED and DELIVERED by JON PETERS in the presence of: /s/ Mike Campanella Signature Mike Campanella Print Name 509 - 1006 Beach Ave., Vancouver, BC Address COO Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Jon Peters JON PETERS

SCHEDULE 1

Schedule 1 is the financial statements of Digital Youth Network Inc. as at May 31, 2003.

SCHEDULE 2

Schedule 2 is a certificate of Ocean Ventures Inc. certifying the truth and correctness at the Closing Date of the representations and warranties of Ocean Ventures Inc. contained in Article 5, the performance of all covenants and agreements of Ocean Ventures Inc., and that the condition described in subsection 10.1(d) does not exist as at the Closing Date.

SCHEDULE 3

Schedule 3 is the certificate executed by the Vendors certifying the truth and correctness at the closing of the representations and warranties of the Vendors contained in Article 4, the performance of all covenants and agreements of the Vendors and that the conditions described in subsection 9.1(f) does not exist as at the Closing Date.

SCHEDULE 4

Schedule 4 is the articles of continuance of Digital Youth Network Inc.

SCHEDULE 5

Schedule 5 is a list of the material assets, contracts and agreements entered into by Digital Youth Network Inc.

SCHEDULE 6

Schedule 6 is a list of all the leases entered into by Digital Youth Network Inc.

SCHEDULE 7

Schedule 7 is a list of employees of Digital Youth Network Inc. and their current remuneration.

SCHEDULE 8

Schedule 8 is a list of the pro-forma financial goals to be achieved by the Company.

SCHEDULE 9

Schedule 9 is a list of licenses and permits held by Digital Youth Network Inc.

SCHEDULE 10

Schedule 10 is a form of employment agreement entered into with each employee of Digital Youth Network Inc.